Exhibit 99.1

Q4 FISCAL 2022
LETTER TO SHAREHOLDERS

FEBRUARY 15, 2023

Dear shareholders,

In 2022, we made significant advances in our technology, encountered and overcame obstacles, and ultimately achieved our major goal for the year. In this letter, we briefly recap our key results in 2022 and provide an overview of our plans for 2023.

2022 in Review

Our most important goal for 2022 was to ship our first 24-layer A0 prototype battery cells to customers. To achieve this, we needed to incorporate several improvements into our system – from separator film and cathode production to cell assembly – focused on the quality, consistency, and throughput of our designs and processes. In addition, we needed to address the contamination issue discussed in our Q2’22 shareholder letter.

We are pleased that the team successfully incorporated these improvements, addressed the contamination issue, and rallied to meet our target of shipping 24-layer A0 cells to customers by year end. We see this as a demonstration of the team’s ability to overcome adversity and deliver on our goals.

While specific customer testing protocols and results can’t be disclosed, we can report that generally, most cells have performed well on initial testing, including fast charge and early-cycle capacity retention; however, we must continue to improve cell reliability as we move from prototype to product. This is a key focus area for 2023, and we expect that as we make progress on the quality and consistency of our materials and processes, reliability will continue its upward trajectory. We have identified specific opportunities to deliver such improvements and expect to incorporate these into our baseline processes over the course of the year.

The 24-layer A0 is the first in a series of A-sample prototypes we expect to deliver as part of an iterative development process, designed to demonstrate the core capabilities of our technology to customers, including our ability to manufacture cells with capacities in the multi-amp-hour range, which we believe is relevant to a variety of applications such as automotive and consumer electronics. We believe this 24-layer A0 milestone represents a significant step forward, though more work remains to turn our technology into a commercial product. We discuss some of these remaining steps in our 2023 goals.

24-layer prototype battery cell in the QuantumScape format

The A0 prototypes also incorporate our proprietary cell architecture, a hybrid between pouch and prismatic cell formats, designed to accommodate the volume expansion and contraction that occurs during the charge and discharge of lithium-metal batteries. Demonstrating this cell design was an important goal for 2022. We intend to share more details on this architecture later in the year.

In addition to our cell development progress, in 2022 we focused on scaling up cell production. One goal was to continue the buildout of our QS-0 pre-pilot production line by taking delivery of a majority of the necessary equipment. We have merged our Phase 2 engineering line with QS-0, and have now received a majority of the equipment necessary for initial lower-volume production on this consolidated QS-0 line. Note that some equipment to enable higher-volume production is still under development.

Our final key goal for the year was to scale up production of our ceramic solid‑electrolyte separator to a peak level of 8,000 weekly film starts. We achieved this goal, supported by the implementation of automation on our separator production line, and can now maintain a steady run rate of approximately 5,000 starts per week. This achievement demonstrates progress in process development, equipment qualification and manufacturing capability.

Customer Engagement

One of the principal benefits of an anode-free lithium-metal design is the potential for significant improvement in energy density compared to today’s lithium-ion batteries. This and other potential benefits have generated interest from prospective customers across a range of applications.

Automotive

Over 2022, we continued to see strong interest in next-generation batteries for EVs from a variety of automotive OEMs, culminating in sampling agreements with three more automakers, including a top-10 automotive OEM by global revenue and a pure-play EV OEM. In December, we began providing 24-layer A0 sample cells to multiple automakers.

Consumer Electronics

Energy density is an important feature for batteries in the consumer electronics market, and we believe the ability to operate without a pressure application apparatus is critical for maximizing energy density, given the limited space available in most consumer electronics devices. Zero externally applied pressure refers to this ability to cycle with nothing more than one atmosphere of ambient pressure. In 2022, we shipped dozens of single-layer pouch cells for customer testing with zero externally applied pressure. We are pleased to report that sister cells1 from the sampling campaign we reported on in Q3’22 have now surpassed 800 charge/discharge cycles. We believe this exceeds the requirements for many consumer electronics applications.

Discharge Energy Retention (%)
Cycle Count
0
20
40
60
80
100
0
100
200
300
400
500
600
700
800

Charge/Discharge Rate	1C-C/2 avg
Cathode Loading	3.1 mAh/cm^2
Charge Current Density	3.1 mA/cm^2
Discharge Current Density	1.6 mA/cm^2
Temperature	25 °C
Anode	Anode-free Li metal
Depth of Discharge	100%
Area†	Commercially relevant
Pressure	Zero externally applied pressure (~1 atm ambient)
Layers	1

Discharge energy retention vs cycle count for single-layer pouch cells with zero externally applied pressure

Other than low-capacity, low energy-density LIPON-based2 microbatteries, we are not aware of any other lithium-metal cells that have demonstrated operation under zero externally applied pressure conditions. On the contrary, many groups over the decades have published papers suggesting pressure is intrinsically required to make lithium-metal anodes work. The fact that we have demonstrated cells that can overcome this limitation illustrates the step-change improvement our technology represents.

____________________

1 As part of any customer shipment, we build additional cells with the same design, which we refer to as sister cells, and test them in our own labs under conditions intended to replicate those in our customers’ labs.

2 LIPON microbatteries are generally fabricated using high-vacuum processes and, due to the low ionic conductivity of LIPON, tend to have low capacities and low energy densities.

2023 Financial Outlook

Capital expenditures for the fourth quarter and full-year 2022 were $37.8M and $158.8M, respectively. Cash operating expenses, defined as operating expenses less stock-based compensation and depreciation, were $70.2M for the fourth quarter and $266.3M for the full-year 2022.

For the full-year 2023, we expect capital expenditures to be between $100M and $150M and cash operating expenses between $225M and $275M. This guidance reflects our efforts to preserve our commercialization goals while conserving cash and extending our runway given the macroeconomic environment, primarily by optimizing non-personnel resources (e.g., reduction in services, materials, utilities) as well as rebalancing personnel.

We’ve also identified capex savings from strategic decisions around equipment and facilities. We plan to allocate our 2023 capex toward the continued buildout of our consolidated QS-0 pre‑production line, including increased levels of automation and equipment for our new fast separator production process.

As a result of these cost-saving initiatives, we believe our cash runway now extends into the second half of 2025, an increase from our prior communication of through the end of 2024. Historically, we've focused on maintaining a strong balance sheet, and we intend to continue this by identifying new opportunities to reduce spending and by being strategic about opportunities to raise capital to further extend our cash runway.

2023 Goals

Beyond A0 prototype shipments, we plan to focus on subsequent generations of prototype samples incorporating advances in cell functionality, process and reliability, as well as bringing online the manufacturing capability our consolidated QS-0 line is designed to provide. Our goals for 2023 are focused on these fronts.

Goal #1 – Increase cathode capacity loading to ~5 mAh/cm2

We believe our anode-free lithium-metal design provides the potential for increased energy density by eliminating the mass and volume of the conventional anode host material, such as graphite. However, our cathode can be optimized either for better energy density or higher rates of power, as in conventional lithium-ion batteries.

A main differentiator between an energy cell and a power cell is the capacity loading of the cathode – a measure of how much cathode active material the electrode contains as a function of area. Energy cells generally have a higher loading, whereas power cells have a lower loading. We believe our current loading of approximately 3 mAh/cm2 would be in the range required for a power cell, but to optimize for energy density, we are targeting a capacity loading in the range of approximately 5 mAh/cm2.

An illustration of the difference between positive electrodes (cathodes) optimized for power versus energy density. Yellow lines indicate paths of lithium-ion transport. Not to scale.

We believe our solid-state lithium-metal platform enables high capacity loading because it provides a shorter ion transport path than conventional lithium-ion cells. Lithium ions only need to travel through the cathode and solid-state separator; there is no additional host material on the anode side that ions must traverse, as in a conventional lithium-ion cell using a graphite or silicon anode.

This goal requires addressing several technical challenges, including coating thicker cathode electrodes while maintaining quality, calendaring the cathodes to the necessary thickness, optimizing cathode microstructure, and ensuring good catholyte interface with active material.

Goal #2 – Improve cell packaging efficiency

In addition to the energy stored in the active materials of the cell, the final energy density is significantly impacted by cell packaging. While the active materials of the battery set a ceiling on how energy dense it can be, the ratio between active materials and inactive materials, the packaging efficiency, determines the final energy density. The next step on our path toward commercialization is to optimize our packaging efficiency.

This effort involves planned improvements along several axes, including tightening tolerances between the individual cell components, reducing the thickness of elements of the cell stack (such as current collectors), and minimizing or eliminating inactive materials or spaces inside the cell package – all without adversely impacting performance of the cells.

Goal #3 – Improve production quality and consistency

As we move from prototypes to commercial products, improving the quality and consistency of materials and processes is increasingly important. Some core drivers of quality and consistency in our manufacturing process include increased precision through automation and process control, quality of material inputs, and particle reduction across our process flow.

Other industries, including the multilayer ceramic capacitor and lithium-ion battery industries, have already demonstrated methodologies for controlling these contributors to quality and consistency. We plan to implement the process improvements and controls necessary to manufacture higher quality, more consistent materials, which we believe will ultimately lead to higher reliability.

Goal #4 – Deploy new fast separator production process

In 2022, we ramped our current baseline separator production process to a steady-state volume of approximately 5,000 starts per week. We have been working on a new, disruptively faster and more scalable film production process, and have seen encouraging results. This process is significantly faster than our current baseline, and in its initial implementation, we expect it can support up to three times more throughput, using similar equipment to our current process. We believe derivatives of this process can be capable of significantly faster rates.

When this new process comes online, we expect our consolidated QS-0 line will be ready to begin initial lower-volume production. We believe that deploying this fast process in 2023 is an important step on our pathway to mass production in the coming years.

We are excited about these goals and believe that if we can achieve them, we will be closer to a commercial product than ever.

Strategic Outlook

In our letter to shareholders in Q4’21, we laid out four key premises that underlie our commercial opportunity:

1.
Battery electric powertrains represent the future of transportation
2.
Anode-free lithium-metal batteries have the potential to deliver compelling improvements over current lithium-ion batteries
3.
We can scale up our cells to many layers
4.
We can mass manufacture our cells

We continue to believe that the first two points are well established, and our work in 2022 was focused on the latter two propositions. Beginning shipments of 24-layer A0 cells with our new proprietary cell architecture demonstrated that it is possible to scale up our cell layer count to the multi-amp-hour scale, a range we believe is relevant for various applications. By hitting our weekly film starts target and taking delivery of equipment for our consolidated QS-0 line, we have made progress toward our scale up goals.

Of course, as discussed in this letter, much work remains to be done. However, our results over the past two years have demonstrated that when difficult problems need solving, our team consistently rises to the occasion. In the months and years ahead, new and difficult problems are sure to arise. When that happens, we are confident that we will tackle these new challenges the same way we solved the previous ones: with teamwork, stubborn determination and grit.

Thank you for your continuing support, and we look forward to sharing more on our progress over the year ahead.

Jagdeep Singh	Kevin Hettrich
Founder, CEO & Chairman	CFO

QuantumScape Corporation

Consolidated Balance Sheets (Unaudited)

(In Thousands)

	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents ($3,395 and $3,382 as of December 31, 2022 and 2021, respectively, for joint venture)	$235,393	$320,700
Marketable securities	826,340	1,126,975
Prepaid expenses and other current assets	10,591	15,757
Total current assets	1,072,324	1,463,432
Property and equipment, net	295,934	166,183
Right-of-use assets - finance lease	28,013	30,886
Right-of-use assets - operating lease	60,782	36,913
Other assets	18,353	18,234
Total assets	$1,475,406	$1,715,648
Liabilities, redeemable non-controlling interest and stockholders’ equity
Current liabilities
Accounts payable	$21,420	$14,182
Accrued liabilities	7,477	6,078
Accrued compensation and benefits	13,061	9,119
Operating lease liability, short-term	3,478	1,209
Finance lease liability, short-term	1,373	19
Total current liabilities	46,809	30,607
Operating lease liability, long-term	62,560	36,760
Finance lease liability, long-term	38,005	39,378
Other liabilities	8,488	315
Total liabilities	155,862	107,060
Redeemable non-controlling interest	1,704	1,693
Stockholders’ equity
Preferred stock	—	—
Common stock	44	43
Additional paid-in-capital	3,771,181	3,634,665
Accumulated other comprehensive loss	(17,873)	(4,208)
Accumulated deficit	(2,435,512)	(2,023,605)
Total stockholders’ equity	1,317,840	1,606,895
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$1,475,406	$1,715,648

QuantumScape Corporation

Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In Thousands, Except per Share Amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	2020	2022	2021	2020
Operating expenses:
Research and development	$83,375	$46,788	$22,730	$297,435	$151,496	$65,103
General and administrative	30,059	20,349	7,458	123,183	63,770	15,918
Total operating expenses	113,434	67,137	30,188	420,618	215,266	81,021
Loss from operations	(113,434)	(67,137)	(30,188)	(420,618)	(215,266)	(81,021)
Other income (loss):
Interest expense	(592)	(822)	(11,818)	(2,399)	(1,419)	(20,765)
Interest income	5,092	682	131	10,905	1,883	1,093
Change in fair value of assumed common stock warrant liabilities	—	—	(581,863)	—	168,674	(581,863)
Change in fair value of Series F convertible preferred stock tranche liabilities	—	—	(652,867)	—	—	(999,987)
Other income (expense)	(119)	50	—	216	151	760
Total other income (loss)	4,381	(90)	(1,246,417)	8,722	169,289	(1,600,762)
Net loss	(109,053)	(67,227)	(1,276,605)	(411,896)	(45,977)	(1,681,783)
Less: Net income (loss) attributable to non-controlling interest, net of tax of $0	13	(1)	—	11	(11)	(6)
Net loss attributable to common stockholders	$(109,066)	$(67,226)	$(1,276,605)	$(411,907)	$(45,966)	$(1,681,777)
Net loss	$(109,053)	$(67,227)	$(1,276,605)	$(411,896)	$(45,977)	$(1,681,783)
Other comprehensive income (loss):
Unrealized income (loss) on marketable securities	4,205	(3,579)	(71)	(13,665)	(4,177)	(121)
Total comprehensive loss	(104,848)	(70,806)	(1,276,676)	(425,561)	(50,154)	(1,681,904)
Less: Comprehensive income (loss) attributable to non-controlling interest	13	(1)	—	11	(11)	(6)
Comprehensive loss attributable to common stockholders	$(104,861)	$(70,805)	$(1,276,676)	$(425,572)	$(50,143)	$(1,681,898)

Net loss per share of common stock attributable to common stockholders
Basic	$(0.25)	$(0.16)	$(4.42)	$(0.95)	$(0.11)	$(6.67)
Diluted	$(0.25)	$(0.16)	$(4.42)	$(0.95)	$(0.52)	$(6.67)
Weighted-average shares used in computing net loss per share of common stock
Basic	436,888	424,704	288,793	432,973	404,259	252,144
Diluted	436,888	424,704	288,793	432,973	409,509	252,144

QuantumScape Corporation

Consolidated Statements of Cash Flows (Unaudited)

(In Thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	2020	2022	2021	2020
Operating activities
Net loss	$(109,053)	$(67,227)	$(1,276,605)	$(411,896)	$(45,977)	$(1,681,783)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,305	3,575	2,135	28,280	11,207	6,851
Amortization of right-of-use assets and non-cash lease expense	2,172	902	314	7,843	3,492	1,229
Amortization of premiums and accretion of discounts on marketable securities	(515)	2,790	989	3,989	11,845	1,201
Stock-based compensation expense	34,125	16,165	7,771	127,110	52,175	17,024
Change in fair value of convertible preferred stock warrant liabilities	—	—	11,818	—	—	20,765
Change in fair value of convertible preferred stock tranche liabilities	—	—	652,745	—	—	999,865
Change in fair value of assumed common stock warrant liabilities	—	—	581,863	—	(168,674)	581,863
Impairment of fixed assets	5,889	—	—	13,695	—	—
Other	366	675	3	840	899	3
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(345)	(7,271)	(9,157)	5,048	(4,852)	(9,648)
Accounts payable, accrued liabilities and accrued compensation	(3,905)	5,817	1,253	5,611	13,178	2,447
Other long-term liabilities	200	—	—	2,300	—	—
Operating lease liability	(1,155)	(34)	(279)	(844)	(1,202)	(1,080)
Net cash used in operating activities	(62,916)	(44,608)	(27,150)	(218,024)	(127,909)	(61,263)
Investing activities
Purchases of property and equipment	(37,841)	(44,782)	(10,181)	(158,845)	(127,178)	(24,093)
Proceeds from maturities of marketable securities	203,020	283,220	11,000	837,410	894,225	99,000
Proceeds from sales of marketable securities	—	51,765	14,006	15,105	224,058	14,006
Purchases of marketable securities	(167,304)	(270,772)	(840,928)	(569,551)	(1,376,939)	(891,561)
Net cash (used in) provided by investing activities	(2,125)	19,431	(826,103)	124,119	(385,834)	(802,648)
Financing activities
Proceeds from exercise of stock options and employee stock purchase plan	2,473	6,447	279	9,407	17,779	599
Proceeds from exercise of warrants	—	—	—	—	151,431	—
Proceeds from issuance of common stock, net of issuance costs paid	—	—	—	—	462,926	—
Proceeds from issuance of Series F preferred stock, net of issuance costs	—	—	176,670	—	—	176,462
Proceeds from issuance of Class A Common Stock pursuant to Legacy QuantumScape Series F Preferred Stock Purchase Agreement, net of issuance costs	—	—	99,800	—	99,930	99,800
Business Combination, net of issuance costs paid	—	—	679,147	—	(1,016)	676,863
Principal payment for finance lease, net of credit	—	297	—	(809)	5,507	—
Net cash provided by financing activities	2,473	6,744	955,896	8,598	736,557	953,724
Net increase (decrease) in cash, cash equivalents and restricted cash	(62,568)	(18,433)	102,643	(85,307)	222,814	89,813
Cash, cash equivalents and restricted cash at beginning of period	315,484	356,656	12,766	338,223	115,409	25,596
Cash, cash equivalents and restricted cash at end of period	$252,916	$338,223	$115,409	$252,916	$338,223	$115,409
Supplemental disclosure of cash flow information

Cash paid for interest	$403	$92	$—	$1,610	$330	$—
Fair value of assumed common stock warrants exercised	$—	$—	$—	$—	$521,025	$—
Purchases of property and equipment, not yet paid	$18,192	$11,073	$4,170	$18,192	$11,073	$4,170
Business Combination transaction costs, accrued but not paid	$—	$—	$1,016	$—	$—	$1,016
Net assets assumed from Business Combination	$—	$—	$592	$—	$—	$592

Net Loss to Adjusted EBITDA

Adjusted EBITDA is a non-GAAP supplemental measure of operating performance that does not represent and should not be considered an alternative to operating loss or cash flow from operations, as determined by GAAP. Adjusted EBITDA is defined as net income (loss) before interest expense, non-controlling interest, revaluations, impairments, stock-based compensation and depreciation and amortization expense. We use Adjusted EBITDA to measure the operating performance of our business, excluding specifically identified items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations. Adjusted EBITDA may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of Adjusted EBITDA to net loss is as follows:

($ in Thousands) (unaudited)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	2020	2022	2021	2020
GAAP net income (loss) attributable to Common Stockholders	$(109,066)	$(67,226)	$(1,276,605)	$(411,907)	$(45,966)	$(1,681,777)
Interest expense (income), net	(4,500)	140	11,687	(8,506)	(464)	19,672
Other expense (income), net	119	(50)	—	(216)	(151)	(760)
Change in fair value of assumed common stock warrant liabilities	—	—	581,863	—	(168,674)	581,863
Change in fair value of Series F convertible preferred stock tranche liabilities	—	—	652,867	—	—	999,987
Net gain (loss) attributable to non-controlling interests	13	(1)	—	11	(11)	(6)
Stock-based compensation	34,125	16,165	7,771	127,110	52,175	17,024
Impairment of fixed assets and cancellation charges	5,203	—	—	16,457	—	—
Non-GAAP operating loss	$(74,106)	$(50,972)	$(22,417)	$(277,051)	$(163,091)	$(63,997)
Depreciation and amortization expense	9,305	3,575	2,135	28,280	11,207	6,851
Adjusted EBITDA	$(64,801)	$(47,397)	$(20,282)	$(248,771)	$(151,884)	$(57,146)

Management’s Use of Non-GAAP Financial Measures

This letter includes certain non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with U.S. GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. For example, other companies may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. We urge you to review the reconciliations of our non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures set forth in this letter, and not to rely on any single financial measure to evaluate our business.

Forward-Looking Statements

This current report contains forward-looking statements within the meaning of the federal securities laws and information based on management’s current expectations as of the date of this current report. All statements other than statements of historical fact contained in this current report, including statements regarding the future development of the Company’s battery technology, the anticipated benefits of the Company’s technologies and the performance of its batteries, plans and objectives for future operations, forecasted cash usage, including spending and investment, are forward-looking statements. When used in this current report, the words “may,” “will,” “estimate,” “pro forma,” “expect,” “plan,” “believe,” “potential,” “predict,” “target,” “should,” “would,” “could,” “continue,” “project,” “intend,” “anticipates,” “seek,” “working toward,” “embarking” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions, and strategies regarding future events and are based on currently available information as to the outcome and timing of future events.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Many of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to ones listed here. The Company faces significant barriers in its attempts to produce a solid-state battery cell and may not be able to successfully develop its solid-state battery cell. Building high volumes of multilayer cells in commercially relevant area and with higher layer count requires substantial development effort. The Company could encounter significant delays and/or technical challenges in replicating the performance seen in its single-layer and early multilayer cells and in achieving the high quality, consistency and throughput required for commercial production and sale (e.g., unanticipated contamination issues), and in developing a cell architecture that meets all the technical requirements and be produced at low cost. The Company has encountered delays and other obstacles in acquiring, installing and operating new manufacturing equipment for automated and/or continuous-flow processes, including vendor delays (which we have already experienced) and other supply chain disruptions and challenges optimizing complex manufacturing processes. The Company may encounter delays in hiring the engineers it needs to expand its development and production efforts, delays in building out QS-0, and delays caused by the COVID-19 pandemic. Delays in increasing production of engineering samples have slowed the Company’s development efforts. These or other sources of delay could delay our delivery of A-samples and B-samples. Delays or difficulties in meeting technical milestones could cause prospective customers and joint venture partners not to purchase cells from our pre-production line or not to proceed with a manufacturing joint venture. The Company may be unable to adequately control the costs associated with its operations and the components necessary to build its solid-state battery cells at competitive prices. The Company’s spending may be higher than currently anticipated. The Company may not be successful in competing in the battery market industry or establishing and maintaining confidence in its long-term business prospects among current and future partners and customers. The Company is at an early stage of testing its battery technology for use in consumer electronics applications, and we may discover technical or other hurdles that impede our ability to serve that market. If the Company is not successful in the Section 205 proceeding currently pending at the Delaware Court of Chancery as described on the Forms 8-K filed on February 9 and February 13, 2023, the uncertainty with respect to the Company’s capitalization could have a material adverse impact on the Company, including on the Company’s ability to regularly access the capital markets to fund its ongoing business and financial needs or issue stock-based compensation to its employees, directors and officers. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made.

Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements. Should underlying assumptions prove incorrect, actual results and projections could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that could materially affect the Company’s actual results can be found in the Company’s periodic filings with the SEC. The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov.